Exhibit 4.1

THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED OR REGISTERED UNDER APPLICABLE BLUE SKY LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THEY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, OR OFFERED FOR SALE OR TRANSFER, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND AN EFFECTIVE QUALIFICATION OR REGISTRATION UNDER SUCH BLUE SKY LAWS (AS TO THE SECURITIES), OR AN EXEMPTION THEREFROM AND AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Warrant to Purchase 3,000,000 Shares of

Common Stock (subject to adjustment)

WARRANT TO PURCHASE COMMON STOCK

OF

NEWPORT INTERNATIONAL GROUP, INC.

(Void after Termination Date, as defined below)

This certifies that, for value received, Langley Park Investment Trust, P.L.C. (“Holder”) is entitled, subject to the terms and conditions set forth below, at any time or from time to time after the date last executed below (the “Effective Date”) and before the Termination Date (as defined below), to purchase from Newport International Group, Inc. (the “Company”), 3,000,000 shares of common stock of the Company (the “Common Shares”) at an exercise price per share of $1.00 (the “Exercise Price”), subject to the Share Sale Restrictions defined below. The number, character and Exercise Price of such Common Shares are subject to adjustment as provided below. The term “Warrant” as used herein shall include this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is issued pursuant to Section 1.1 of that certain Repurchase Agreement entered into between Holder and Company contemporaneously with this Warrant (the “Repurchase Agreement”).

1.            Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on the Effective Date and ending at 5:00 p.m. Pacific standard time on a date that is two years [corrected from five years] after the Effective Date (the “Termination Date”).

2.	Exercise of Warrant.

(a)           Subject to the terms and conditions hereof, this Warrant may be exercised in whole or part by the Holder, at any time after the date hereof and before the Termination Date, by the surrender of this Warrant, together with the Notice of Exercise and Investment Representation Statement in the forms attached hereto as Exhibit A and Exhibit B, respectively, duly completed and executed at the principal office of the Company, specifying the portion of the Warrant to be exercised and accompanied by payment in full of the purchase price with respect to the shares being purchased in cash, check or wire transfer.

(b)          This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Common Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Common Shares as of the close of business on such date (the “Exercise Date”).

3.            Issuance of Certificates. As promptly as practicable on or after the Exercise Date and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to Holder a certificate or certificates for the number of whole shares issuable upon such exercise (the “Certificates”), together with cash in lieu of any share equal to such fraction of the current fair market value of one whole share of the Company’s common stock as of the Exercise Date. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised. No fractional shares or scripts representing fractional shares will be issued upon an exercise of this Warrant.

4.            Deposit of Certificates. As promptly as practicable after the delivery to Holder of the Certificates, Holder shall deposit the Certificates into an account with a broker-dealer licensed and registered to execute trades of the Company’s common stock (the “Brokerage Account”). All Certificates shall be deposited into the same Brokerage Account.

5.            Company’s Right to Duplicate Statements. As promptly as practicable after the deposit of the Certificates into the Brokerage Account, Holder shall notify the company of the name, address, telephone and facsimile numbers for the broker-dealer where the Brokerage Account is located (the “Broker-Dealer”), and the account number of the Brokerage Account. So long as Holder owns the Common Shares, the Company will be entitled to receive directly from the Broker-Dealer duplicate monthly statements reflecting all activity in the Brokerage Account. The Company may request such duplicate statements of Brokerage Account activity by written request sent to the Broker-Dealer or to Holder.

6.            Adjustment Of Purchase Price And Number Of Shares. The number of Common Shares issuable upon exercise of this Warrant (or any shares of stock or other securities or property receivable or issuable upon exercise of this Warrant) and the Exercise Price are subject to adjustment upon occurrence of the following events:

6.1          Adjustment for Stock Splits, Stock Subdivisions or Combinations of Shares. The Exercise Price shall be proportionally decreased and the number of Common Shares issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any stock split or subdivision of the Company’s common stock. The Exercise Price of this Warrant shall be proportionally increased and the number of Common Shares issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any combination of the Company’s common stock.

6.2          Adjustment for Dividends or Distributions of Stock or Other Securities or Property. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Company’s common stock (or any shares of stock or other securities at the time issuable upon exercise of the Warrant) payable in (a) securities of the Company or (b) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Holder of this Warrant on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the Common Shares (or such other stock or securities) issuable on such exercise prior to such date, and without the payment of additional consideration therefor, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period giving effect to all adjustments called for by this Section 6.

6.3          Reclassification. If the Company, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 6. No adjustment shall be made pursuant to this Section 6.3 upon any conversion or redemption of the Common Stock which is the subject of Section 6.5.

6.4          Adjustment for Capital Reorganization, Merger or Consolidation. In case of any capital reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 6. The foregoing provisions of this Section 6.4 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

6.5          Conversion of Common Stock. In case all or any portion of the authorized and outstanding shares of common stock of the Company are redeemed or converted or reclassified into other securities or property pursuant to the Company’s Articles of Incorporation or otherwise, or the Company’s common stock otherwise ceases to exist, then, in such case, the Holder of this Warrant, upon exercise hereof at any time after the date on which the Company’s common stock is so redeemed or converted, reclassified or ceases to exist (the “Cessation

Date”), shall receive, in lieu of the number of Common Shares that would have been issuable upon such exercise immediately prior to the Cessation Date, the securities or property that would have been received if this Warrant had been exercised in full and the Common Shares received thereupon had been simultaneously converted immediately prior to the Cessation Date, all subject to further adjustment as provided in this Warrant. Additionally, the Exercise Price shall be immediately adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of Common Shares for which this Warrant was exercisable immediately prior to the Cessation Date by (y) the number of shares of the Company’s common stock for which this Warrant is exercisable immediately after the Cessation Date, all subject to further adjustment as provided herein.

The foregoing adjustments and the manner of application of the foregoing provisions may provide for the elimination of fractional share interests.

7.            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

8.            No Stockholder Rights. This Warrant shall not entitle the holders hereof to any voting rights or other rights as a stockholder of the Company, or to any other rights whatever except the rights herein expressed and such as are set forth, and no dividends shall be payable or accrue in respect of this Warrant or the interest represented hereby or the Common Shares hereunder until or unless, and except to the extent that, this Warrant shall be exercised.

9.            Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the ownership of and loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

10.	Compliance with Securities Laws.

11.          The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Common Shares issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Common Shares issued upon exercise hereof except under circumstances that will not result in a violation of the Act or any state securities laws. This Warrant has been entered into by the Company in reliance upon the representations and warranties and covenants of the Holder which the Holder makes pursuant to and by execution of the Repurchase Agreement, and as set forth in Exhibit B. Upon exercise of this Warrant, the Holder shall execute the Investment Representation Statement attached hereto as Exhibit B confirming, among other things, that the Common Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(a)           This Warrant and all Common Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws or pursuant to an agreement with the Company):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED OR REGISTERED UNDER APPLICABLE BLUE SKY LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THEY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, OR OFFERED FOR SALE OR TRANSFER, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND AN EFFECTIVE QUALIFICATION OR REGISTRATION UNDER SUCH BLUE SKY LAWS (AS TO THE SECURITIES), OR AN EXEMPTION THEREFROM AND AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD AND OTHER SALE RESTRICTIONS, THE TERMS OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION.

12.	Registration Rights

The Holder shall have piggyback registration rights for any Common Shares in connection with any registration statement filed by the Company to register securities of the Company for sale to the public (except a registration statement filed in connection with an acquisition or exchange offering or a registered option or stock compensation program). The Company shall give prompt written notice to the holder of any such proposed registration, and the Holder shall inform the Company, within 20 days after receipt of such notice, if Holder wishes to register any of the Common Shares in the Company’s registration statement. If the Holder does not so inform the Company, the Company shall have the right to assume that Holder does not wish to register any of the Common Shares in the Company’s registration statement. An election by the Holder not to request registration will not bar the Holder from participating in future registration statements. The Company shall pay all costs and expenses of such registration, excluding fees and expenses of counsel for the Holder and underwriting discounts, commissions or expenses of the Holder with respect to the sale of the Common Shares.

The Company shall not be required to issue or deliver any certificate for Common Shares purchased on exercise of this Warrant or any portion thereof prior to fulfillment of all the following conditions:

(a)           The completion of any required registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other government regulatory body which is necessary;

(b)          The obtaining of any approval or other clearance from any federal or state government agency which is necessary; and

(c)           The placing on the certificate, as required in the sole judgment of the Company, of an appropriate legend and the issuance of stop transfer instructions in connection therewith.

13.          Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued common stock a sufficient number of shares to provide for the issuance of the Common Shares upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Certificates for the Common Shares upon the exercise of this Warrant.

14.          Share Sale Restriction. The Holder shall be subject to the following share sale restrictions:

(a)           For a period of two-years following the Exercise Date applicable to the shares of Common Stock issued upon the exercise of this Warrant (the “Lock-Up Period”), the Holder shall not (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired); or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock issued upon the exercise of this Warrant – whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.

(b)          Following the two-year Lock-Up Period, monthly sales of the Common Shares by Holder will be limited to a number of shares that is no more than (10%) of the average volume of sales of the Company’s stock during the preceding month.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Shares until the end of such restrictions. The Holder agrees that in the event of any violation of this Section 13, the remedy of damages would be insufficient to adequately protect Company’s rights and interests, and that Company is authorized and entitled to obtain, from any court of competent jurisdiction in the federal or state courts of New York, preliminary and permanent injunctive relief to prevent such violation. The aforesaid rights and remedies will be independent, severable and cumulative and will be in addition to any other rights or remedies to which the Holder or the Company may be entitled hereunder.

15.          Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon facsimile transmission (with written transmission confirmation report) at the number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Newport International Group, Inc.

73061 El Paseo Suite 202

Palm Desert, California 92260

Attn: President and CEO

Tel:	(760) 779-0251
Fax:	(760) 674-0016

With copies to:	David L. Stanton, Esq.

Pillsbury Winthrop Shaw Pittman, LLP

725 S. Figueroa St., Suite 2800

Tel:	(213) 488-7271
Fax:	(213) 629-1033

If to Langley:	Langley Park Investments PLC

30 Farringdon Street

London EC4A 4HJ

Attn: Harry Pearl

Tel: 44.207.569.0044

Fax: 44.207.724.0090

With copies to:	Robert A. Philipson, Esq.

Attorney at Law

100 Wilshire Boulevard, Suite 200

Santa Monica, California 90401-1192

Tel: (310) 917-4554

Fax: (310) 917-4599

or such other address as may be designated hereafter by notice given pursuant to the terms of this Section 14.

16.          Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

17.          Miscellaneous. This Warrant shall be construed and enforced in accordance with, and governed by, the laws of the State of New York. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. For convenience of the parties, any number of counterparts of this Warrant may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its duly authorized officers as of the Effective Date.

NEWPORT INTERNATIONAL GROUP, INC.
By _________________________

Name: Cery Perle

Its: Chief Executive Officer

LANGLEY PARK INVESTMENT TRUST, PLC

By: _________________________

Name: Colin Lumley

Its: Administrative Director